Exhibit 5.1

May 17, 2022

Rayonier Advanced Materials Inc.

1301 Riverplace Boulevard, Suite 2300

Jacksonville, FL 32207

Re:	Registration Statement on Form S-8 Rayonier Advanced Materials Inc. 2021 Incentive Stock Plan and Employment Inducement Grant

Ladies and Gentlemen:

I am Vice President, General Counsel and Corporate Secretary of Rayonier Advanced Materials Inc., a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the filing of the above referenced registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) to register under the U.S. Securities Act of 1933, as amended (the “Securities Act”), 4,798,125 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which may be issued by the Company pursuant to the Rayonier Advanced Materials Inc. 2021 Incentive Stock Plan (the “Plan”) and 631,315 shares of Common Stock which may be issued by the Company pursuant to an award of leveraged performance units granted in accordance with the exemption for employment inducement grants under New York Stock Exchange Listing Rule 303A.08 (the “Inducement Award”), for an aggregate of 5,429,440 shares (collectively, the “Shares”). I am furnishing this opinion letter pursuant to Item 601(b)(5) of Regulation S-K.

On the basis of such investigation as I deemed necessary, it is my opinion that the Shares are duly authorized for issuance, and, when issued and delivered by the Company upon receipt of adequate consideration therefor, in accordance with the terms and provisions of the Plan and the Inducement Award, the Shares will be legally issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and I do not express any opinion as to the effect of the laws of any other jurisdiction. This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my express prior written consent.

Rayonier Advanced Materials Inc.

May 17, 2022

Page Two

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Richard Colby Slaughter